Exhibit 15.3

NAVIOS MARITIME ACQUISITION CORPORATION

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Navios Maritime Acquisition Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Navios Maritime Acquisition Corporation and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 5, 2018

We have served as the Company’s auditor since 2010.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except share data)

	Notes	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	3	$81,151	$49,292
Restricted cash	3	5,307	7,366
Accounts receivable, net	4	12,810	20,933
Due from related parties, short term	15	13,931	25,047
Prepaid expenses and other current assets		6,534	4,644
Total current assets		119,733	107,282
Vessels, net	5	1,250,043	1,306,923
Goodwill	7	1,579	1,579
Other long-term assets		900	900
Deferred dry dock and special survey costs, net		20,871	10,172
Investment in affiliates	8,15	125,062	196,695
Due from related parties, long-term	8,15	54,593	80,068
Total non-current assets		1,453,048	1,596,337
Total assets		$1,572,781	$1,703,619
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	9	$3,862	$4,855
Accrued expenses	11	12,211	11,047
Due to related parties, short-term	8,15	17,107	—
Deferred revenue		5,028	8,519
Current portion of long-term debt, net of deferred finance costs	12	36,410	55,000
Total current liabilities		74,618	79,421
Long-term debt, net of current portion, premium and net of deferred finance costs	12	1,028,959	1,040,938
Deferred gain on sale of assets	5,15	6,729	7,829
Total non-current liabilities		1,035,688	1,048,767
Total liabilities		$1,110,306	$1,128,188
Commitments and contingencies	16	—	—
Puttable common stock 0 and 250,000 shares issued and outstanding with $0 and $2,500 redemption amount as of December 31, 2017 and December 31, 2016, respectively	17	—	2,500
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 1,000 series C shares issued and outstanding as of December 31, 2017 and December 31, 2016	17	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 152,107,905 and 150,582,990 issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	17	15	15
Additional paid-in capital	17	518,071	541,720
(Accumulated deficit)/ Retained earnings		(55,611)	31,196
Total stockholders’ equity		462,475	572,931
Total liabilities and stockholders’ equity		$1,572,781	$1,703,619

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. dollars- except share and per share data)

	Notes	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Revenue	18	$227,288	$290,245	$313,396
Time charter and voyage expenses	15	(21,919)	(4,980)	(4,492)
Direct vessel expenses	15	(4,198)	(3,567)	(1,532)
Management fees (entirely through related party transactions)	15	(94,973)	(97,866)	(95,336)
General and administrative expenses	15,17	(13,969)	(17,057)	(15,532)
Depreciation and amortization	5,6	(56,880)	(57,617)	(57,623)
Interest income	8,15	10,042	4,767	1,683
Interest expenses and finance cost	12	(76,438)	(75,987)	(73,561)
Gain on sale of vessels	5,15	—	11,749	5,771
Equity/ (loss) in net earnings of affiliated companies	8	(46,657)	15,499	18,436
Other income		82	377	41
Other expense		(1,277)	(2,685)	(1,514)
Net (loss)/ income		$(78,899)	$62,878	$89,737
Dividend on preferred shares Series B		—	—	(78)
Dividend on preferred shares Series D		—	—	(281)
Dividend on restricted shares		(89)	(105)	(245)
Undistributed loss/ (income) attributable to Series C participating preferred shares		3,835	(3,058)	(4,337)
Net (loss)/ income attributable to common stockholders, basic	19	$(75,153)	$59,715	$84,796
Plus:
Dividend on preferred shares Series B		—	—	78
Dividend on preferred shares Series D		—	—	281
Dividend on restricted shares		—	105	245
Net (loss)/ income attributable to common stockholders, diluted	19	(75,153)	59,820	$85,400
Net (loss)/ income per share, basic	19	$(0.50)	$0.40	$0.57
Weighted average number of shares, basic		150,412,031	149,932,713	150,025,086
Net (loss)/ income per share, diluted	19	$(0.50)	$0.40	$0.56
Weighted average number of shares, diluted		150,412,031	150,736,156	153,300,395

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars)

	Notes	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Operating Activities
Net (loss)/ income		$(78,899)	$62,878	$89,737
Adjustments to reconcile net (loss)/ income to net cash provided by operating activities:
Depreciation and amortization	5,6	56,880	57,617	57,623
Amortization and write-off of deferred finance costs and bond premium	12	3,784	3,656	3,495
Gain on debt repayment		—	(350)	—
Amortization of dry dock and special survey costs		4,198	2,837	1,532
Stock based compensation	17	57	864	2,362
Gain on sale of vessels	5	—	(11,749)	(5,771)
Equity/ (loss) in earnings of affiliates, net of dividends received	8	56,923	(1,438)	(3,821)
Changes in operating assets and liabilities:
(Increase)/ decrease in prepaid expenses and other current assets		(2,390)	(479)	5,067
Decrease/ (increase) in accounts receivable		8,123	(6,731)	4,367
Decrease/ (increase) in due from related parties short-term		11,116	(7,210)	—
(Increase)/ decrease in restricted cash		(26)	224	(41)
Decrease/ (increase) in other long term assets		—	1,020	(1,230)
(Decrease)/ increase in accounts payable		(993)	2,102	1,246
Increase/ (decrease) in accrued expenses		1,164	1,245	(293)
Payments for dry dock and special survey costs		(14,897)	(3,828)	(6,598)
Increase/ (decrease) in due to related parties		17,107	—	(17,763)
Increase in due from related parties long-term		(12,730)	(7,638)	(16,476)
(Decrease)/ increase in deferred revenue		(3,475)	(75)	6,200
Net cash provided by operating activities		$45,942	$92,945	$119,636
Investing Activities
Loan repayment from affiliated companies	15	55,132	—	—
Acquisition of vessels	5	—	—	(163,791)
Net cash proceeds from sale of vessels	5,8	—	89,988	71,224
Investment in affiliates		(84)	(89)	(7,201)
Loans receivable from affiliates		(13,706)	(4,275)	(7,327)
Loan receivable from affiliate, net of issuance fee and costs	15	—	(49,342)	—
Dividends received from affiliates		11,036	7,223	2,585
Net cash provided by/ (used in) investing activities		$52,378	$43,505	$(104,510)
Financing Activities
Loan proceeds, net of deferred finance costs	12	49,764	—	192,930
Loan repayments	12	(84,196)	(105,531)	(140,861)
Dividend paid	10	(31,614)	(31,682)	(40,084)
Decrease/ (increase) in restricted cash		2,085	(750)	(130)
Payment to related party	15	—	—	(11,265)
Redemption of Convertible shares and puttable common stock	17	(2,500)	(4,000)	(5,500)
Acquisition of treasury stock	17	—	—	(9,904)
Net cash used in financing activities		$(66,461)	$(141,963)	$(14,814)
Net increase/ (decrease) in cash and cash equivalents		31,859	(5,513)	312
Cash and cash equivalents, beginning of year		49,292	54,805	54,493
Cash and cash equivalents, end of year		$81,151	$49,292	$54,805
Supplemental disclosures of cash flow information
Cash interest paid, net of capitalized interest		$71,966	$72,478	$70,130
Non-cash investing activities
Capitalized financing costs		$—	$—	$19
Investment in affiliates received upon sale of vessels		$—	$—	$27,111
Accrued interest on loan to affiliates		$2,643	$3,498	$1,357
Deferred gain on sale of assets		$—	$8,823	$8,971
Non-cash financing activities
Acquisition of vessels		$—	$—	$(914)
Due to related party		$—	$—	$(914)
Stock based compensation		$57	$864	$2,362

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. dollars, except share data)

		Preferred Stock		Common Stock
	Notes	Number of Preferred Shares	Amount	Number of Common Shares	Amount	Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2014 (Revised)		4,540	$—	151,664,942	$15	$557,125	$(66,347)	$490,793
Conversion of preferred stock into puttable common stock	17	—	—	800,000	—	—	—	—
Redemption of puttable common stock	17	—	—	(150,000)	—	—	—	—
Conversion of preferred stock into common stock	17	(540)	—	172,800	—	—	—	—
Acquisition of treasury stock	17	—	—	(2,704,752)	—	(9,904)	—	(9,904)
Stock based compensation	17	—	—	—	—	2,362	—	2,362
Dividend paid/ declared	10	—	—	—	—	(8,727)	(23,390)	(32,117)
Net income		—	—	—	—	—	89,737	89,737
Balance, December 31, 2015		4,000	$—	149,782,990	$15	$540,856	$—	$540,871
Redemption of puttable common stock	17	—	—	(400,000)	—	—	—	—
Conversion of Series A preferred stock into common stock	17	(3,000)	—	1,200,000	—	—	—	—
Stock based compensation	17	—	—	—	—	864	—	864
Dividend paid/ declared	10	—	—	—	—	—	(31,682)	(31,682)
Net income		—	—	—	—	—	62,878	62,878
Balance, December 31, 2016		1,000	$—	150,582,990	$15	$541,720	$31,196	$572,931
Redemption of puttable common stock	17	—	—	(250,000)	—	—	—	—
Stock based compensation	17	—	—	1,774,915	—	57	—	57
Dividend paid/ declared	10	—	—	—	—	(23,706)	(7,908)	(31,614)
Net (loss)		—	—	—	—	—	(78,899)	(78,899)
Balance, December 31, 2017		1,000	$—	152,107,905	$15	$518,071	$(55,611)	$462,475

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 1: DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Navios Maritime Acquisition Corporation (“Navios Acquisition” or the “Company”) (NYSE: NNA) owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. The Company’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. The Company is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by a subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”).

Navios Acquisition was incorporated in the Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering (“IPO”). On May 28, 2010, Navios Acquisition consummated the vessel acquisition which constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

In November 2014, Navios Maritime Midstream Partners L.P. (“Navios Midstream”), a company formed as a subsidiary of Navios Acquisition, completed an IPO of its units in the United States and is listed on the NYSE under the symbol “NAP”. (Refer to Note 8, “Investment in affiliates”). Navios Midstream is a publicly traded master limited partnership which owns, operates and acquires crude oil tankers, refined petroleum product tankers, chemical tankers and liquefied petroleum gas tankers under long-term employment contracts.

On November 16, 2017, in accordance with the terms of the Navios Midstream Partnership Agreement all of the issued and outstanding 9,342,692 subordinated units of Navios Midstream converted into common units on a one-for-one basis. Following their conversion into common units, these units will have the same distribution rights as all other common units.

As of December 31, 2017, Navios Acquisition owned a 59.0% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

As of December 31, 2017, Navios Holdings had 42.9% of the voting power and 46.2% of the economic interest in Navios Acquisition.

As of December 31, 2017, Navios Acquisition had outstanding: 152,107,905 shares of common stock and 1,000 shares of Series C Convertible Preferred Stock held by Navios Holdings.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(b) Principles of consolidation: The accompanying consolidated financial statements include the accounts of Navios Acquisition, a Marshall Islands corporation, and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated statements.

The Company also consolidates entities that are determined to be variable interest entities (“VIEs”) as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

(c) Equity method investments: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Navios Acquisition evaluates its equity method investments, for other than temporary impairment, on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the carrying value, (2) the financial condition and near-term prospects and (3) the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in fair value.

(d) Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights and/or otherwise has power to govern the financial and operating policies. The acquisition method of accounting is used to account for the acquisition of subsidiaries if deemed to be a business combination. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition. The excess of the cost of acquisition over the fair value of the net assets acquired and liabilities assumed is recorded as goodwill.

As of December 31, 2017, the entities included in these consolidated financial statements were:

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2017	2016	2015
Company Name
Aegean Sea Maritime Holdings Inc.	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Amorgos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Andros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antikithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antiparos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Crete Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Folegandros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Ikaria Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Ios Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Mytilene Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Maritime Acquisition Corporation	Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Acquisition Finance (U.S.) Inc.	Co-Issuer	Delaware	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Rhodes Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Serifos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Shinyo Dream Limited	Vessel-Owning Company(3)	Hong Kong	—	—	1/1 - 6/17
Shinyo Loyalty Limited	Former Vessel-Owning Company(1)	Hong Kong	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Shinyo Navigator Limited	Former Vessel-Owning Company(2)	Hong Kong	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Sifnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skiathos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Skopelos Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Syros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Thera Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Tinos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Oinousses Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Psara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antipsara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Samothrace Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Thasos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Limnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skyros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Alonnisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Makronisos Shipping Corporation	Former Vessel-Owning Company(4)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Iraklia Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Paxos Shipping Corporation	Former Vessel-Owning Company(5)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antipaxos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Donoussa Shipping Corporation	Former Vessel-Owning Company(6)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Schinousa Shipping Corporation	Former Vessel-Owning Company(7)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Acquisition Europe Finance Inc	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Sikinos Shipping Corporation	Vessel-Owning Company(3)	Marshall Is.	—	—	1/1 - 6/17
Kerkyra Shipping Corporation	Vessel-Owning Company(8)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Lefkada Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Zakynthos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Leros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kimolos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Samos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Tilos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	10/9 - 12/31
Delos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	10/9 - 12/31
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31

(1)	Former vessel-owner of the Shinyo Splendor which was sold to an unaffiliated third party on May 6, 2014.
(2)	Former vessel-owner of the Shinyo Navigator which was sold to an unaffiliated third party on December 6, 2013.
(3)	Navios Midstream acquired all of the outstanding shares of capital stock of the vessel-owning subsidiary.
(4)	Each company had the rights over a shipbuilding contract of an MR2 product tanker vessel. In February 2015, these shipbuilding contracts were terminated, with no exposure to Navios Acquisition, due to the shipyard’s inability to issue a refund guarantee.
(5)	Former vessel-owner of the Nave Lucida which was sold to an unaffiliated third party on January 27, 2016.
(6)	Former vessel-owner of the Nave Universe which was sold to an unaffiliated third party on October 4, 2016.
(7)	Former vessel-owner of the Nave Constellation which was sold to an unaffiliated third party on November 15, 2016.
(8)	The vessel Nave Galactic was sold to Navios Midstream on March 29, 2018 (see Note 22).

(e) Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives for tangible assets and scrap value, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes and contingencies and the valuations estimates inherent in the deconsolidation gain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(f) Cash and Cash equivalents: Cash and cash equivalents consist of cash on hand, deposits held on call with banks, and other short-term liquid investments with original maturities of three months or less.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(g) Restricted Cash: As of December 31, 2017 and 2016, restricted cash consisted of $5,307 and $7,366, respectively, which related to amounts held in retention account in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

(h) Accounts Receivable, net: The amount shown as accounts receivable, net at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts.

(i) Other long term assets: As of December 31, 2017 and 2016, the amounts shown as other long term assets reflected the advances of $900 and $900, respectively, to certain unrelated counterparties for working capital purposes as per charters entered with them.

(j) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT.

Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(k) Vessels held for sale: Vessels are classified as “Vessels held for sale” when all of the following criteria are met: management has committed to a plan to sell the vessel; the vessel is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of vessels; an active program to locate a buyer and other actions required to complete the plan to sell the vessel have been initiated; the sale of the vessel is probable and transfer of the vessel is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Vessels classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These vessels are not depreciated once they meet the criteria to be held for sale.

(l) Deposits for vessels acquisitions: This represents amounts paid by the Company in accordance with the terms of the purchase agreements for the construction of long-lived fixed assets. Interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. Capitalized interest amounted to $0, $0 and $104 as of December 31, 2017, 2016 and 2015, respectively.

(m) Impairment of long-lived asset group: Vessels, other fixed assets and other long-lived assets held and used by Navios Acquisition are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. Navios Acquisition’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as, undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Undiscounted projected net operating cash flows are determined for each asset group (consisting of the individual vessel and the intangible, if any, with respect to the time charter agreement attached to that vessel) and compared to the vessel carrying value and related carrying value of the intangible with respect to the time charter agreement attached to that vessel or the carrying value of deposits for newbuildings, if any. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel individual asset group.

During the fourth quarter of fiscal 2017, management concluded that, market rates decreased during the year and events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Acquisition’s long-lived assets may exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10-year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until May 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.6% based on the fleet historical performance.

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels, existed as of December 31, 2017, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recognized in the statements of operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated primarily through the use of third-party valuations performed on an individual vessel basis.

Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose Navios Acquisition to material impairment charges in the future.

There was no impairment loss was recognized for the years ended December 31, 2017, 2016 and 2015, respectively.

(n) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining loan facilities and are presented as a deduction from the corresponding liability, consistent with debt discount. These costs are amortized over the life of the related debt using the effective interest rate method, and are included in interest expense. Amortization of deferred finance costs for each of the years ended December 31, 2017, 2016 and 2015 was $3,905, $3,501 and $3,183, respectively.

(o) Goodwill: Goodwill acquired in a business combination is not to be amortized. Goodwill is tested for impairment at the reporting unit level at least annually and written down with a charge to the statements of operations if the carrying amount exceeds the estimated implied fair value.

The Company evaluates impairment of goodwill using a two-step process. First, the aggregate fair value of the reporting unit is compared to its carrying amount, including goodwill. The Company determines the fair value of the reporting unit based on a combination of discounted cash flow analysis and an industry market multiple.

If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it with its carrying amount. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to its implied fair value.

Navios Acquisition has one reporting unit. No impairment loss was recognized for any of the periods presented.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(p) Intangibles other than goodwill: Navios Acquisition’s intangible assets and liabilities consisted of favorable lease terms and unfavorable lease terms. When intangible assets or liabilities associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires us to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on Navios Acquisition’s financial position and results of operations.

The amortizable value of favorable and unfavorable leases is amortized over the remaining life of the lease term and the amortization expense is included in the statements of operations in the depreciation and amortization line item. The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset. If a vessel purchase option is exercised the portion of this asset will be capitalized as part of the cost of the vessel and will be depreciated over the remaining useful life of the vessel. As of December 31, 2017 and 2016, Navios Acquisition did not have any intangible assets or liabilities.

Management, after considering various indicators performed impairment tests on asset groups which included intangible assets and liabilities as described in paragraph (m) above. As of December 31, 2017 and 2016, there was no impairment of intangible assets.

(q) Preferred shares Series D: Navios Acquisition issued shares of its authorized Series D Preferred Stock (nominal and fair value $12,000) to a shipyard, in partial settlement of the purchase price of its newbuild vessels. The preferred stock contains a 6% per annum dividend payable quarterly, starting one year after delivery of the vessel. The Series D Preferred Stock mandatorily converted into shares of common stock 30 months after issuance at a price per share of common stock equal to $10.00. The holder of the preferred stock had the right to convert the shares of preferred stock into common stock prior to the scheduled maturity dates at a price of $7.00 per share of common stock. The preferred stock did not have any voting rights. Navios Acquisition was obligated to redeem the Series D Preferred Stock (or converted common shares) at holder’s option exercisable beginning on 18 months after issuance, at par payable at up to 12 equal quarterly installments.

The fair value of the series D Preferred Stock, was determined using a combination of Black Scholes model and discounted projected cash flows for the conversion option and put, respectively. The model used took into account the credit spread of Navios Acquisition, the volatility of its stock, as well as the price of its stock at the issuance date. The convertible preferred stock was classified as temporary equity (i.e., apart from permanent equity) as a result of the redemption feature upon exercise of the put option granted to the holder of the preferred stock.

(r) Investments in Equity Securities: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Navios Acquisition evaluates its investments in Navios Midstream, Navios Europe I Inc. (“Navios Europe I”) and Navios Europe II Inc. (“Navios Europe II”) for “other-than-temporary impairment” (“OTTI”) on a quarterly basis. Consideration is given to (i) the length of time and the extent to which the fair value has been less than the carrying value, (ii) the financial condition and near-term prospects of Navios Midstream, Navios Europe I and Navios Europe II, and (iii) the intent and ability of the Company to retain its investment in Navios Midstream, Navios Europe I and Navios Europe II for a period of time sufficient to allow for any anticipated recovery in fair value.

As of June 30, 2017, the Company considered the decline in fair value of its investment in Navios Midstream as “other-than- temporary” and therefore, recognized a non-cash loss of $59,104 based on its quoted unit price of $9.36, as of June 30, 2017. The respective loss was included in “Equity/ (loss) in net earnings of affiliated companies” in the accompanying consolidated statement of Operations.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(s) Deferred Dry dock and Special Survey Costs: Navios Acquisition’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The costs of drydocking and special surveys is deferred and amortized over the above periods or to the next drydocking or special survey date if such has been determined. Unamortized drydocking or special survey costs of vessels sold are written off to income in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For each of the years ended December 31, 2017, 2016 and 2015, the amortization expense was $4,198, $2,837 and $1,532, respectively. Accumulated amortization as of December 31, 2017 and 2016 amounted to $8,360 and $4,995, respectively.

(t) Foreign currency translation: Navios Acquisition’s functional and reporting currency is the U.S. dollar. Navios Acquisition engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, Navios Acquisition’s wholly owned vessel subsidiaries transacted a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statements of operations.

(u) Provisions: Navios Acquisition, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss was probable and can be reasonably estimated. If Navios Acquisition has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, Navios Acquisition will provide the lower amount of the range. Navios Acquisition, through the Management Agreement with the Manager, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Services such as the ones described above are provided by the Manager under the Management Agreement dated May 28, 2010, as recently amended in May 2016, and are included as part of the daily fee of $6.35 for each MR2 product tanker and chemical tanker vessel, $7.15 per LR1 product tanker vessel and $9.5 per VLCC vessel. (See Note 15).

(v) Segment Reporting: Navios Acquisition reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers or vessel type. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

(w) Revenue and Expense Recognition:

Revenue Recognition: Revenue is recorded when services are rendered, under a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. Revenue is generated from the voyage charter and the time charter of vessels.

Voyage revenues for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage. Voyage expenses are recognized as incurred. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or half-yearly basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement. Profit sharing for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 amounted to $918, $7,603 and $32,060, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Pooling arrangements: For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by the margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured. Revenue for vessels operating in pooling arrangements amounted to $46,626, $50,832 and $43,406, for the years ended December 31, 2017, 2016 and 2015, respectively.

The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material.

Time Charter and Voyage Expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and bunkers, port charges, canal tolls, cargo handling, agency fees, brokerage commissions and the reasonable estimate of the loss for backstop agreements. Time charter expenses are expensed over the period of the time charter and voyage expenses are recognized as incurred.

Direct Vessel Expense: Direct vessel expenses comprise of the amortization of drydock and special survey costs of certain vessels of Navios Acquisition’s fleet.

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as previously amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.0 per MR2 product tanker and chemical tanker vessel; (b) $7.0 per LR1 product tanker vessel; and (c) $9.5 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6.35 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) $9.5 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

Deferred Revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Prepaid Expense and Other Current Assets: Prepaid expenses relate primarily to cash paid in advance for expenses associated with voyages. These amounts are recognized as expense over the voyage or charter period.

(x) Financial Instruments: Financial instruments carried on the balance sheet include trade receivables and payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Financial risk management: Navios Acquisition’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rate risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: Navios Acquisition closely monitors its exposure to customers and counterparties for credit risk. Navios Acquisition has entered into the Management Agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to Navios Acquisition. When negotiating on behalf of Navios Acquisition various employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history. For the year ended December 31, 2017, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8 Group of Companies (“Navig8”), Mansel LTD (“Mansel”) and Shell Tankers Singapore Private LTD (“Shell”), which accounted for 31.9%, 14.3% and 13.7%, respectively. For the year ended December 31, 2016, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8, Shell and Mansel, which accounted for 33.0%, 20.0% and 14.7%, respectively. For the year ended December 31, 2015, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8, Shell and Mansel, which accounted for 35.2%, 13.6% and 10.8%, respectively.

No other customers accounted for 10% or more of total revenue for any of the years presented.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations.

(y) Earnings per Share: Basic earnings per share is computed by dividing net income attributable to Navios Acquisition’s common stockholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised. Dilution has been computed by the treasury stock method whereby all of the Company’s dilutive securities (the warrants and preferred shares and the stock options) are assumed to be exercised and the proceeds used to repurchase shares of common stock at the weighted average market price of the Company’s common stock during the relevant periods. Convertible shares are included in the diluted earnings per share, based on the weighted average number of convertible shares assumed to be outstanding during the period. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted earnings per share computation. Restricted stock and restricted stock units (vested and unvested) are included in the calculation of the diluted earnings per share, based on the weighted average number of restricted stock and restricted stock units assumed to be outstanding during the period.

Net (loss)/ income for the years ended December 31, 2017, 2016 and 2015 was adjusted for the purposes of earnings per share calculation, for the dividends on the Series B Preferred Shares, the Series D Preferred Shares, the restricted common stock and for the undistributed income that is attributable to the Series C Convertible Preferred Stock.

(z) Dividends: Dividends are recorded in the Company’s financial statements in the period in which they are declared.

(za) Stock based Compensation: In October 2013, Navios Acquisition authorized the issuance of shares of restricted common stock and stock options for its directors. These awards of restricted common stock and stock options are based on service conditions only and vest over three years.

The fair value of stock option grants is determined with reference to option pricing model, and principally adjusted Black-Scholes models. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant. Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the restricted shares and stock options described above amounted to $0, $864 and $2,362 as of December 31, 2017, 2016 and 2015, respectively, and it is reflected in general and administrative expenses on the statements of operations.

There were no shares of restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On October 24, 2016, 2015 and 2014, 700,005, 700,001 and 699,994 shares of restricted stock that had been granted in October 2013, respectively, were vested. Accordingly, there were no unvested restricted shares outstanding as of December 31, 2017 and as of December 31, 2016.

On each of October 24, 2016, 2015 and 2014, 500,000 stock options were vested. Accordingly, there were no unvested stock options outstanding and non-vested as of December 31, 2017 and as of December 31, 2016.

The weighted average contractual life of stock options outstanding as of December 31, 2017 was 5.8 years.

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the stock holders of the company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $1.18 per share (or total fair value of $2,094).

Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangements described above amounts to $57, as of December 31, 2017, and it is reflected in general and administrative expenses on the statement of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows.

There were no shares of restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

Restricted Stock outstanding and not vested amounted to 1,774,915 shares as of December 31, 2017.

The estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized was $2,038 as of December 31, 2017 and is expected to be recognized over the weighted average period of 4.0 years.

NOTE 3: CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents consisted of the following:

	December 31, 2017	December 31, 2016
Cash on hand and at banks	$60,088	$39,286
Short-term deposits	21,063	10,006
Total cash and cash equivalents	$81,151	$49,292

Short-term deposits and highly liquid funds relate to amounts held in banks for general financing purposes and represent deposits with an original maturity of less than three months.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

In restricted cash there was an amount of $5,307 for 2017 and $7,366 for 2016 held in retention accounts in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31, 2017	December 31, 2016
Accounts receivable	$12,810	$20,933
Less: Provision for doubtful accounts	—	—
Accounts receivable, net	$12,810	$20,933

Financial instruments that potentially subject Navios Acquisition to concentrations of credit risk are accounts receivable. Navios Acquisition does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 5: VESSELS, NET

Vessels	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2015	$1,590,332	$(148,697)	$1,441,635
Additions	—	(57,617)	(57,617)
Disposals (including vessels held for sale)	(85,319)	8,224	(77,095)
Balance at December 31, 2016	$1,505,013	$(198,090)	$1,306,923
Additions	—	(56,880)	(56,880)
Balance at December 31, 2017	$1,505,013	$(254,970)	$1,250,043

Acquisition of vessels

2015

On January 8, 2015, Navios Acquisition took delivery of the Nave Sextans, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $33,373. Cash paid was $17,750 and $15,623 was transferred from vessel deposits.

On February 11, 2015, Navios Acquisition took delivery of the Nave Velocity, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $39,233. Cash paid was $12,591 and $26,642 was transferred from vessel deposits.

On November 6, 2015, Navios Acquisition took delivery of the Nave Spherical, a 2009-built, 297,188 dwt VLCC, from an unaffiliated third party for a total cost of $69,198.

On December 2, 2015, Navios Acquisition took delivery of the Nave Photon, a 2008-built, 297,395 dwt VLCC from an unaffiliated third party for a total cost of $65,196.

Disposal of vessels

2016

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18,449. The gain on sale of the vessel, upon write-off of the unamortized dry-docking, was $2,282.

On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35,768 and prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance its acquisition. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4,847.

On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35,771 and prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance its acquisition. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4,620.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

2015

On June 18, 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste, a 2003-built of 298,717 dwt VLCC, and the C. Dream, a 2000 built VLCC of 298,570 dwt, from Navios Acquisition for an aggregate sale price of $100,000. The sale price consisted of $73,000 cash consideration and the issuance of 1,592,920 Subordinated Series A Units to Navios Acquisition. Refer to Note 15. The gain on sale of vessels amounted to $5,771 and was calculated as follows:

Proceeds received:
Net Cash proceeds received from sale of assets	$71,224
Subordinated Series A Units	27,111
		98,335
Carrying Value of assets sold:
Vessels and deferred dry dock and special survey costs, net	(84,184)
Favorable & unfavorable leases	37
Working capital	554	(83,593)
		14,742
Deferred gain on sale of assets		8,971
Gain on sale of vessels		$5,771

This gain is included in “Gain on sale of vessels” in the consolidated statements of operations. Navios Midstream was deconsolidated from the date of its IPO. Refer to Note 8, “Investment in affiliates”.

For the years ended December 31, 2017, 2016 and 2015, capitalized interest amounted to $0, $0 and $104, respectively.

NOTE 6: INTANGIBLE ASSETS OTHER THAN GOODWILL

As of December 31, 2017 and 2016, Navios Acquisition did not have any intangible assets or liabilities.

Amortization (expense) /income of favorable and unfavorable lease terms for the years ended December 31, 2017, 2016 and 2015 is presented in the following table:

	December 31, 2017	December 31, 2016	December 31, 2015
Unfavorable lease terms	$—	$—	$317
Favorable lease terms charter-out	—	—	(776)
Total	$—	$—	$(459)

NOTE 7: GOODWILL

Goodwill as of December 31, 2017 and December 31, 2016 amounted to:

Balance at January 1, 2016	$1,579
Balance at December 31, 2016	$1,579
Balance at December 31, 2017	$1,579

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 8: INVESTMENT IN AFFILIATES

Navios Europe I

On October 9, 2013, Navios Holdings, Navios Acquisition and Navios Maritime Partners L.P. (“Navios Partners”) established Navios Europe I and had economic interests of 47.5%, 47.5% and 5.0%, respectively. On December 18, 2013, Navios Europe I acquired ten vessels for aggregate consideration consisting of (i) cash which was funded with the proceeds of senior loan facility (the “Senior Loan I”) and loans aggregating $10,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans I”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan I”). In addition to the Navios Term Loans I, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”). Effective November 2014 and as of December 31, 2017, Navios Holdings, Navios Acquisition and Navios Partners had a voting interest of 50%, 50% and 0%, respectively.

On an ongoing basis, Navios Europe I is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loan I and repayments of the Navios Revolving Loans I) according to a defined waterfall calculation.

The Navios Term Loans I will be repaid from the future sale of vessels owned by Navios Europe I and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe I under ASC 810 and concluded that Navios Europe I is a VIE and that the Company is not the party most closely associated with Navios Europe I and, accordingly, is not the primary beneficiary of Navios Europe I.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe I under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe I and, therefore, its investment in Navios Europe I is accounted for under the equity method.

The fleet of Navios Europe I is managed by subsidiaries of Navios Holdings.

As of December 31, 2017 and December 31, 2016, the estimated maximum potential loss by Navios Acquisition in Navios Europe I would have been $24,147 and $18,268, respectively, which represented the Company’s carrying value of its investment of $4,750 (December 31, 2016: $5,967) the Company’s portion of the carrying balance of the Navios Revolving Loans I including accrued interest on the Navios Term Loans I of $14,944 (December 31, 2016: $9,356), which is included under “Due from related parties, long- term” and the accrued interest income on the Navios Revolving Loans I in the amount of $4,453 (December 31, 2016: $2,945) which is included under “Due from related parties, short-term”. Refer to Note 15 for the terms of the Navios Revolving Loans I.

Loss of $274, and income of $1,302 and $1,294 was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2017, 2016 and 2015, respectively.

Accounting for basis difference

The initial investment in Navios Europe I recorded under the equity method of $4,750, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe I, which amounted to $6,763. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Europe I. As of December 31, 2017 and December 31, 2016, the unamortized difference between the carrying amount of the investment in Navios Europe I and the amount of the Company’s underlying equity in net assets of Navios Europe I was $4,034, and $4,710, respectively.

Navios Europe II

On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II Inc. and had in such entity economic interests of 47.5%, 47.5% and 5.0%, respectively, and voting interests of 50.0%, 50.0 and 0%, respectively. From June 8, 2015 through December 31, 2015, Navios Europe II acquired fourteen vessels for: (i) cash consideration of $145,550 (which was funded with the proceeds of $131,550 of senior loan facilities (the “Senior Loans II”) and loans aggregating $14,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans II”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan II”) with a face amount of $182,150 and fair value of $99,147. In addition to the Navios Term Loans II, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe II revolving loans up to $57,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”).

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On an ongoing basis, Navios Europe II is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loans and repayments of the Navios Revolving Loans II) according to a defined waterfall calculation.

The Navios Term Loans II will be repaid from the future sale of vessels owned by Navios Europe II and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe II under ASC 810 and concluded that Navios Europe II is a “VIE” and that the Company is not the party most closely associated with Navios Europe II and, accordingly, is not the primary beneficiary of Navios Europe II.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe II under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe II and, therefore, its investment in Navios Europe II is accounted for under the equity method.

The fleet of Navios Europe II is managed by subsidiaries of Navios Holdings.

As of December 31, 2017, the estimated maximum potential loss by Navios Acquisition in Navios Europe II would have been $37,741 (December 31, 2016: $22,287), which represented the Company’s carrying value of the investment of $6,650 (December 31, 2016: $5,894), the Company’s balance of the Navios Revolving Loans II including accrued interest on the Navios Term Loans II of $24,412 (December 31, 2016: $13,652), which is included under “Due from related parties, long-term”, and the accrued interest income on the Navios Revolving Loans II in the amount of $6,679 (December 31, 2016: $2,741), which is included under “Due from related parties, short-term”. Refer to Note 15 for the terms of the Navios Revolving Loans II.

Income recognized in “Equity/ (loss) in net earnings of affiliated companies” for the year ended December 31, 2017 was $2,456. Loss of $22 in total and a total income of $1,317 were recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2016 and 2015, respectively.

Accounting for basis difference

The initial investment in Navios Europe II recorded under the equity method of $6,650, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe II, which amounted to $9,419. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Europe II. As of December 31, 2017, and December 31, 2016 the unamortized difference between the carrying amount of the investment in Navios Europe II and the amount of the Company’s underlying equity in net assets of Navios Europe II was $7,011 and $7,953, respectively.

Navios Midstream

On October 13, 2014, the Company formed Navios Midstream under the laws of Marshall Islands. Navios Maritime Midstream Partners GP L.L.C. (the “Navios Midstream General Partner”), a wholly owned subsidiary of Navios Acquisition, was also formed on that date to act as the general partner of Navios Midstream and received a 2.0% general partner interest.

In connection with the IPO of Navios Midstream in November 2014, Navios Acquisition sold all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net cash proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 borrowings under Navios Midstream’s credit facility; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream to the Navios Midstream General Partner.

The Company evaluated its investment in Navios Midstream (NYSE: NAP) under ASC 810 and concluded that Navios Midstream is not a “VIE”. The Company further evaluated the power to control the board of directors of Navios Midstream under the voting interest model. As of the IPO date, Navios Acquisition, as the general partner, delegated all its powers to the board of directors of Navios Midstream and does not have the right to remove or replace the elected directors from the board of directors. Elected directors were appointed by the general partner, but as of the IPO date are deemed to be elected directors. The elected directors represent the majority of the board of directors of Midstream and therefore, the Company concluded that it does not hold a controlling financial interest in Navios Midstream but concluded that it does maintain significant influence and deconsolidated the vessels sold as of the IPO date.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Following the deconsolidation of Navios Midstream, the Company accounts for all of its interest in the general partner and in each of the common and subordinated units under the equity method of accounting.

In connection with the sale of the Nave Celeste and the C. Dream to Navios Midstream in June 2015, Navios Acquisition received 1,592,920 Subordinated Series A Units of Navios Midstream, as part of the sales price. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner for $551, in order for the General Partner to maintain its 2.0% general partnership interest. The Company analyzed its investment in the subordinated Series A units and concluded that this is to be accounted for under the equity method on the basis that the Company has significant influence over Navios Midstream. The Company’s investment in the subordinated Series A units was fair valued at $17.02 per unit, in total $27,111 on the date of the sale of the vessels to Navios Midstream.

On July 29, 2016, Navios Midstream launched a continuous offering sales program of its common units for an aggregate offering of up to $25,000.

On September 30, 2016, December 30, 2016, February 16, 2017 and May 5, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 5,655, 1,143, 6,446 and 412 general partnership interests, respectively, for a consideration of $75, $14, $79 and $5, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous offering sales program.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $54 and $246 was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2017 and December 31, 2016, respectively.

On November 16, 2017, in accordance with the terms of the Navios Midstream Partnership Agreement all of the 9,342,692 subordinated units of Navios Midstream converted into common units on a one-for-one basis. Following their conversion into common units, these units will have the same distribution rights as all other common units.

As of December 31, 2017, the Company owned a 2.0% general partner interest in Navios Midstream through the Navios Midstream General Partner and a 57.0% limited partnership interest through the ownership of common units (49.5%) and subordinated series A units (7.5%), based on all of the outstanding common, subordinated and general partner units.

For the year ended December 31, 2017, 2016 and 2015, total equity method income from Navios Midstream recognized in “Equity/ (loss) in net earnings of affiliated companies” was $10,265, $14,219 and $15,825, respectively. Dividends received during the year ended December 31, 2017, 2016 and 2015 were $21,301, $21,283 and $17,202, respectively.

As of December 31, 2017 and December 31, 2016, the carrying amount of the investment in Navios Midstream was $113,662 and $184,834, respectively. As of June 30, 2017 the fair value of our investment in Navios Midstream has been below its carrying value for a period over twelve months, due to the decline in the quoted price of the common units of Navios Midstream. During the year ended December 31, 2017, the Company recognized a non-cash OTTI loss of $59,104 relating to its investment in Navios Acquisition and the amount was included in “Equity/ (loss) in net earnings of affiliated companies”.

As of December 31, 2017 the market value of the investment in Navios Midstream was $120,007.

Accounting for basis difference

The initial investment in Navios Midstream following the completion of the IPO recorded under the equity method of $183,141, as of the deconsolidation date included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets, which amounted to $20,169. Of this difference, an amount of $(332) was allocated on the intangibles assets and $20,501 was allocated on the tangible assets. This difference is amortized through “Equity / (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In connection with the sale of the Nave Celeste and the C. Dream, the Company recognized its incremental investment upon the receipt of the Subordinated series A units in Navios Midstream, which amounted to $27,665 under “Investment in affiliates”. The investment was recognized at fair value at $17.02 per unit. The incremental investment included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets at the transaction date, which amounted to $2,554. Of this difference an amount of $(72) was allocated to the intangible assets and $2,626 was allocated to the tangible assets. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

As of December 31, 2017 and December 31, 2016, the unamortized difference between the carrying amount of the investment in Navios Midstream and the amount of the Company’s underlying equity in net assets of Navios Midstream was $37,158 and $21,221, respectively. As a result of the other-than-temporary-impairment loss recorded as at June 30, 2017, the Company has recomputed a negative difference which is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

Summarized financial information of the affiliated companies is presented below:

	December 31, 2017			December 31, 2016
Balance Sheet	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II
Cash and cash equivalents, including restricted cash	$37,086	$19,185	$16,882	$52,791	$10,785	$16,916
Current assets	$62,551	$22,417	$28,403	$61,087	$15,980	$19,487
Non-current assets	$393,996	$145,940	$195,784	$414,694	$169,925	$232,363
Current liabilities	$4,977	$21,284	$25,805	$6,143	$18,490	$24,126
Long-term debt including current portion, net of deferred finance costs and discount	$196,514	$75,472	$109,223	$197,176	$86,060	$119,234
Non-current liabilities	$195,839	$125,283	$164,276	$196,515	$155,387	$184,530

	Year Ended December 31, 2017			Year Ended December 31, 2016			Year Ended December 31, 2015
Income Statement	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II
Revenue	$83,052	$37,468	$38,633	$91,834	$40,589	$30,893	$83,362	$41,437	$20,767
Net income/ (loss) before non-cash change in fair value of Junior Loan	$14,631	$(20,778)	$(40,921)	$24,890	$(2,174)	$(25,062)	$27,072	$(1,347)	$1,673
Net income/ (loss)	$14,631	$9,762	$(9,086)	$24,890	$16,137	$(34,059)	$27,072	$(1,118)	$77,252

NOTE 9: ACCOUNTS PAYABLE

Accounts payable as of December 31, 2017 and 2016 consisted of the following:

	December 31, 2017	December 31, 2016
Creditors	$1,503	$1,625
Brokers	2,005	2,031
Professional and legal fees	354	1,199
Total accounts payable	$3,862	$4,855

NOTE 10: DIVIDENDS PAYABLE

On October 31, 2014, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2014 of $0.05 per share of common stock payable on January 6, 2015 to stockholders of record as of December 17, 2014. A dividend in the aggregate amount of $7,967 was paid on January 6, 2015 out of which $7,583 was paid to the stockholders of record as of December 17, 2014 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On February 6, 2015, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2014 of $0.05 per share of common stock payable on April 2, 2015 to stockholders of record as of March 18, 2015. A dividend in the aggregate amount of $7,977 was paid on April 2, 2015 out of which $7,593 was paid to the stockholders of record as of March 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On May 11, 2015, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2015 of $0.05 per share of common stock payable on July 2, 2015 to stockholders of record as of June 18, 2015. A dividend in the aggregate amount of $7,986 was paid on July 2, 2015 out of which $7,602 was paid to the stockholders of record as of June 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On August 13, 2015, the Board of Directors declared a quarterly cash dividend for the second quarter of 2015 of $0.05 per share of common stock payable on September 24, 2015 to stockholders of record as of September 18, 2015. A dividend in the aggregate amount of $7,922 was paid on September 24, 2015 out of which $7,538 was paid to the stockholders of record as of September 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On November 6, 2015, the Board of Directors declared a quarterly cash dividend for the third quarter of 2015 of $0.05 per share of common stock payable on December 23, 2015 to stockholders of record as of December 17, 2015. A dividend in the aggregate amount of $7,873 was paid on December 23, 2015 out of which $7,489 was paid to the stockholders of record as of December 17, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On February 4, 2016, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2015 of $0.05 per share of common stock payable on March 23, 2016 to stockholders of record as of March 17, 2016. A dividend in the aggregate amount of $7,928 was paid on March 23, 2016 out of which $7,544 was paid to the stockholders of record as of March 17, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On May 11, 2016, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2016 of $0.05 per share of common stock payable on June 22, 2016 to stockholders of record as of June 17, 2016. A dividend in the aggregate amount of $7,923 was paid on June 22, 2016 out of which $7,539 was paid to the stockholders of record as of June 17, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On August 10, 2016, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2016 of $0.05 per share of common stock payable on September 21, 2016 to stockholders of record as of September 14, 2016. A dividend in the aggregate amount of $7,918 was paid on September 21, 2016 out of which $7,534 was paid to the stockholders of record as of September 14, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On November 4, 2016, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2016 of $0.05 per share of common stock payable on December 21, 2016 to stockholders of record as of December 14, 2016. A dividend in the aggregate amount of $7,913 was paid on December 21, 2016 out of which $7,529 was paid to the stockholders of record as of December 14, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On February 3, 2017, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2016 of $0.05 per share of common stock payable on March 14, 2017 to stockholders of record as of March 7, 2017. A dividend in the aggregate amount of $7,908 was paid on March 14, 2017 out of which $7,524 was paid to the stockholders of record as of March 7, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On May 12, 2017, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2017 of $0.05 per share of common stock payable on June 14, 2017 to stockholders of record as of June 7, 2017. A dividend in the aggregate amount of $7,904 was paid on June 14, 2017 out of which $7,520 was paid to the stockholders of record as of June 7, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On August 9, 2017, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2017 of $0.05 per share of common stock payable on September 14, 2017 to stockholders of record as of September 7, 2017. A dividend in the aggregate amount of $7,902 was paid on September 14, 2017 out of which $7,518 was paid to the stockholders of record as of September 7, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On October 25, 2017, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2017 of $0.05 per share of common stock payable on December 12, 2017 to stockholders of record as of December 6, 2017. A dividend in the aggregate amount of $7,900 was paid on December 12, 2017 out of which $7,516 was paid to the stockholders of record as of December 6, 2017 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

For the years ended December 31, 2017 and December 31, 2016, Navios Acquisition had no outstanding Series B and Series D Preferred Stock. For the year ended December 31, 2015, Navios Acquisition paid dividend in the aggregate of $359 to the holders of the Series B and Series D Preferred Stock.

The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

NOTE 11: ACCRUED EXPENSES

Accrued expenses as of December 31, 2017 and December 31, 2016 consisted of the following:

	December 31, 2017	December 31, 2016
Accrued voyage expenses	$1,437	$1,369
Accrued loan interest	8,910	8,800
Accrued legal and professional fees	1,864	878
Total accrued expenses	$12,211	$11,047

In December 2016 and during 2017, the Compensation Committee of Navios Acquisition authorized and approved an aggregate cash payment of $2,805 subject to fulfillment of certain service conditions that were provided and completed during 2017 and an additional $1,805 to the directors and/or officers of the Company subject to fulfillment of certain service conditions in 2018. As of December 31, 2017 and 2016 an accrued amount of $1,675 and $750 is included in accrued legal and professional fees. The total amount of $2,805, $4,010 and $2,750 was recorded in general and administrative expenses on the statements of income for the years ended December 31, 2017, 2016 and 2015, respectively.

NOTE 12: BORROWINGS

	December 31, 2017	December 31, 2016
Commerzbank AG, Alpha Bank AE, Credit Agricole Corporate and Investment Bank	$71,500	$94,250
BNP Paribas S.A. and DVB Bank S.E.	56,250	60,750
Eurobank Ergasias S.A. $52,200	35,569	38,297
Eurobank Ergasias S.A. $52,000	33,654	36,102
Norddeutsche Landesbank Girozentrale	23,828	25,391
DVB Bank S.E. and Credit Agricole Corporate and Investment Bank	45,703	48,828
Ship Mortgage Notes $670,000	670,000	670,000
Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB	82,327	97,615
BNP Paribas $44,000	36,000	40,000
HSH $24,000	22,856	—
	1,077,687	1,111,233
Less: Deferred finance costs, net	(13,470)	(16,685)
Add: bond premium	1,152	1,390
Total borrowings	$1,065,369	$1,095,938
Less: current portion, net of deferred finance costs	(36,410)	(55,000)
Total long-term borrowings, net of current portion, bond premium and deferred finance costs	$1,028,959	$1,040,938

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Long-Term Debt Obligations and Credit Arrangements

Ship Mortgage Notes:

8 1/8% First Priority Ship Mortgages: On November 13, 2013, the Company and its wholly owned subsidiary, Navios Acquisition Finance (US) Inc. (“Navios Acquisition Finance” and together with the Company, the “2021 Co-Issuers”) issued $610,000 in first priority ship mortgage notes (the “Existing Notes”) due on November 15, 2021 at a fixed rate of 8.125%.

On March 31, 2014, the Company completed a sale of $60,000 of its first priority ship mortgage notes due in 2021 (the “Additional Notes,” and together with the Existing Notes, the “2021 Notes”). The terms of the Additional Notes are identical to the Existing Notes and were issued at 103.25% plus accrued interest from November 13, 2013.

The 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of Navios Acquisition’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes).

The 2021 Co-Issuers currently have the option to redeem the 2021 Notes in whole or in part, at a fixed price of 106.094% of the principal amount, which price declines ratably until it reaches par in 2019, plus accrued and unpaid interest, if any.

In addition, upon the occurrence of certain change of control events, the holders of the 2021 Notes will have the right to require the 2021 Co-Issuers to repurchase some or all of the 2021 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The 2021 Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2021 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The 2021 Co-Issuers were in compliance with the covenants as of December 31, 2017.

The Existing Notes and the Additional Notes are treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase and the Additional Notes rank evenly with the Existing Notes. The Additional Notes and the Existing Notes have the same CUSIP number.

Guarantees

The Company’s 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes). The Company’s 2021 Notes are unregistered. The guarantees of our subsidiaries that own mortgaged vessels are senior secured guarantees and the guarantees of our subsidiaries that do not own mortgaged vessels are senior unsecured guarantees. All subsidiaries, including Navios Acquisition Finance, are 100% owned. Navios Acquisition does not have any independent assets or operations. Except as provided above, Navios Acquisition does not have any subsidiaries that are not guarantors of the 2021 Notes.

Credit Facilities

Commerzbank AG, Alpha Bank A.E., and Credit Agricole Corporate and Investment Bank: Navios Acquisition assumed a loan agreement dated April 7, 2010, with Commerzbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank of up to $150,000 (divided in six equal tranches of $25,000 each) to partially finance the construction of two chemical tankers and four product tankers. Each tranche of the facility is repayable in 12 equal semi-annual installments of $750 each with a final balloon payment of $16,000 to be repaid on the last repayment date. The repayment of each tranche started six months after the delivery date of the respective vessel which that tranche financed. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. On October 27, 2016, Navios Acquisition reduced the facility by $16,000 through payment of $15,650 in cash being the balloon instalment for one of the six tranches, achieving a nominal benefit amount of $350. On January 27, 2017, Navios Acquisition repaid $16,000 being the balloon instalment for another of the remaining five tranches. As of December 31, 2017, an amount of $71,500 was outstanding.

BNP Paribas S.A. Bank and DVB Bank S.E.: Navios Acquisition assumed a loan agreement dated April 8, 2010, of up to $75,000 (divided in three equal tranches of $25,000 each) to partially finance the purchase price of three product tankers. Each of the tranches is repayable in 12 equal semi-annual installments of $750 each with a final balloon payment of $16,000 to be repaid on the last repayment date. The repayment date of each tranche started six months after the delivery date of the respective vessel which that tranche finances. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. As of December 31, 2017, an amount of $56,250 was outstanding.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Eurobank Ergasias S.A.: On October 26, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52,200, of which $51,600 has been drawn (divided into two tranches of $26,100 and $25,500, respectively) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 quarterly installments of $345 and $337, respectively, with a final balloon payment of $15,060 and $14,716, respectively, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. The loan bears interest at a rate of LIBOR plus (i) 250 bps for the period prior to the delivery date in respect of the vessel being financed, and (ii) thereafter 275 bps. The loan also requires compliance with certain financial covenants. The amount of $35,569 was outstanding as of December 31, 2017, under this facility.

Eurobank Ergasias S.A.: On December 6, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52,000 out of which $46,200 has been drawn (divided into two tranches of $23,100 each) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 equal quarterly installments of $306 each with a final balloon payment of $13,308, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. It bears interest at a rate of LIBOR plus 300 bps. The loan also requires compliance with certain financial covenants. The amount of $33,654 was outstanding as of December 31, 2017, under this facility.

Norddeutsche Landesbank Girozentrale: On December 29, 2011, Navios Acquisition entered into a loan agreement with Norddeutsche Landesbank Girozentrale of up to $28,125 to partially finance the purchase price of one MR2 product tanker vessel. The facility is repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. During the first quarter of 2015, the facility was fully drawn and as of December 31, 2017, an amount of $23,828 was outstanding under this loan agreement.

DVB Bank S.E. and Credit Agricole Corporate and Investment Bank: On December 29, 2011, Navios Acquisition entered into a loan agreement with DVB Bank SE and Credit Agricole Corporate and Investment Bank of up to $56,250 (divided into two tranches of $28,125 each) to partially finance the purchase price of two MR2 product tanker vessels. Each tranche of the facility is repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the respective vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. As of December 31, 2017, an amount of $45,703 was outstanding.

ABN AMRO Bank N.V.: In February 2017, the Company drew $26,650 under this credit facility with ABN AMRO Bank N.V., which was secured with its two chemical tankers, following the full repayment of the previous financing arrangements. The facility was repayable in four equal consecutive quarterly installments of $650 each, with a final balloon payment of the balance to be repaid on the last repayment date. The maturity date of the loan was in February 2018. The loan bore interest at LIBOR plus 400 bps per annum. In June, 2017, the Company prepaid the outstanding balance of $26,000 and an amount of $697 was written-off from the deferred finance costs. As of December 31, 2017, there was no outstanding amount under this facility and the loan matured in February 2018.

Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB: In November 2015, Navios Acquisition, entered into a term loan facility of up to $125,000 (divided into five tranches) with Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB for the: (i) financing of the purchase price of the Nave Spherical; and (ii) the refinancing of the existing facility with Deutsche Bank AG Filiale Deutschlandgescäft and Skandinaviska Enskilda Banken AB, dated July 18, 2014. Four of the five tranches of the facility are repayable in 20 quarterly installments of between approximately $435 and $1,896, each with a final balloon repayment to be made on the last repayment date. The fifth tranche is repayable in 16 quarterly installments of between approximately $709 and $803, each. The maturity date of the loan is in the fourth quarter of 2020. The credit facility bears interest at LIBOR plus 295 bps per annum.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18,449. Navios Acquisition prepaid $12,097 being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Lucida. Following the prepayment in January 2016, an amount of $214 was written-off from the deferred financing cost. As of December 31, 2017, an amount of $82,327 was outstanding under this facility.

On March 23, 2018, Navios Acquisition prepaid $26,770, being the respective tranche of the facility that was drawn to finance the Nave Equinox and the Nave Pyxis.

HSH Nordbank: In June 2017, Navios Acquisition entered into a loan facility for an amount of $24,000 to refinance the credit facility with ABN AMRO Bank N.V. of its two chemical tankers. The facility is repayable in 17 equal consecutive quarterly installments of $572 each, with a final balloon payment of the balance to be repaid on the last repayment date. The facility matures in September 2021 and bears interest at LIBOR plus 300 bps per annum. As of December 31, 2017, the outstanding balance was $22,856.

BNP Paribas S.A. Bank: On December 18, 2015, Navios Acquisition, through certain of its wholly owned subsidiaries, entered into a term loan facility agreement of up to $44,000 with BNP Paribas, as agent and the lenders named therein, for the partial post-delivery financing of a LR1 product tanker and a MR2 product tanker. The facility is repayable in 12 equal consecutive semi-annual installments in the amount of $2,000 in aggregate, with a final balloon payment of $20,000 to be repaid on the last repayment date. The maturity date of the loan is in December 2021. The loan bears interest at LIBOR plus 230 bps per annum. As of December 31, 2017, an amount of $36,000 was outstanding under this facility.

HSH Nordbank AG: On August 20, 2013, Navios Acquisition entered into a loan agreement with HSH Nordbank AG of up to $40,300 (divided in two tranches of $20,150 each), to partially finance the acquisition of two chemical tanker vessels. Each tranche of the facility was repayable in 28 quarterly installments of $315 with a final balloon payment of $11,334 to be paid on the last repayment date. The facility bore interest at a rate of LIBOR plus 320 bps. The loan also required compliance with certain financial covenants. On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35,768. Navios Acquisition prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Universe. On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35,771. Navios Acquisition prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Constellation. Following these prepayments in 2016, an amount of $240 was written-off from the deferred financing cost. As of each December 31, 2017 and 2016, no amount was outstanding.

The loan facilities include, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity higher of $40,000 or $1,000 per vessel; (ii) net worth ranging from $50,000 to $135,000; and (iii) total liabilities divided by total assets, adjusted for market values to be lower than 75%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

As of December 31, 2017, the Company was in compliance with its covenants.

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Acquisition’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary. The credit facilities contain a number of restrictive covenants that prohibit or limit Navios Acquisition from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; changing the flag, class, management or ownership of Navios Acquisition’s vessels; changing the commercial and technical management of Navios Acquisition’s vessels; selling Navios Acquisition’s vessels; and subordinating the obligations under each credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement. The credit facilities also require Navios Acquisition to comply with the ISM Code and ISPS Code and to maintain valid safety management certificates and documents of compliance at all times.

The maturity table below reflects the principal payments of all notes and credit facilities outstanding as of December 31, 2017 for the next five years and thereafter and is based on the repayment schedule of the respective loan facilities (as described above) and the outstanding amount due under the 2021 Notes.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

December 31, 2017
Long-Term Debt Obligations:
Year
December 31, 2018	37,712
December 31, 2019	100,751
December 31, 2020	119,410
December 31, 2021	720,637
December 31, 2022	56,740
December 31, 2023 and thereafter	42,437
Total	$1,077,687

Sale and Leaseback Agreement

On March 31, 2018, Navios Acquisition entered into a sale and leaseback agreement in order to refinance $71,500 outstanding on the existing facility on four product tankers. Navios Acquisition has a purchase obligation at the end of the lease term and under ASC 842-40, the transaction is expected to be accounted for as a failed sale and leaseback transaction and result in a finance lease. As a result of the refinancing, as of December 31, 2017, an amount of $32,771 was reclassified from “Current portion of long-term debt, net of deferred finance cost” to “Long term debt, net of current portion, premium and net of deferred finance cost”. The facility will be repayable in 24 equal consecutive quarterly installments of $1,490 each, with a final balloon payment of $35,750 to be repaid on the last repayment date. The facility matures in March 2024 and bears interest at LIBOR plus 305 bps per annum.

The agreement includes, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity higher of $1,000 per vessel; (ii) net worth higher from $125,000; and (iii) total liabilities divided by total assets, adjusted for market values to be lower than 80%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Restricted Cash: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Due from related parties, long-term: The carrying amount of due from related parties, long-term reported in the balance sheet approximates its fair value.

Other long-term debt, net of deferred finance costs: As a result of the adoption of ASU 2015-03, the book value has been adjusted to reflect the net presentation of deferred financing costs. The outstanding balance of the floating rate loans continues to approximate its fair value, excluding the effect of any deferred finance costs.

Ship Mortgage Notes and premiums: The fair value of the 2021 Notes, which has a fixed rate, was determined based on quoted market prices, as indicated in the table below.

	December 31, 2017		December 31, 2016
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$81,151	$81,151	$49,292	$49,292
Restricted cash	$5,307	$5,307	$7,366	$7,366
Ship mortgage notes and premium	$661,463	$572,214	$659,684	$571,597
Other long-term debt, net of deferred finance costs	$403,906	$407,687	$436,254	$441,233
Due from related parties, long-term	$54,593	$54,593	$80,068	$80,646

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company’s assets measured at fair value on a non-recurring basis were:

Fair Value Measurements as of December 31, 2017
	Total	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
Investment in affiliates	$120,007	$120,007	$—	$—

The Company recorded a non-cash OTTI loss of $59,104 on its investment in Navios Midstream during the year ended December 31, 2017. (Refer to Note 8, “Investment in affiliates”).

As of December 31, 2017 the carrying amount of the investment in Navios Midstream was $113,662.

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, is as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level III inputs as of December 31, 2017.

	Fair Value Measurements at December 31, 2017 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$81,151	$81,151	$—	$—
Restricted cash	$5,307	$5,307	$—	$—
Ship mortgage notes and premium	$572,214	$572,214	$—	$—
Other long-term debt(1)	$407,687	$—	$407,687	$—
Due from related parties, long-term(2)	$54,593	$—	$54,593	$—

	Fair Value Measurements at December 31, 2016 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$49,292	$49,292	$—	$—
Restricted cash	$7,366	$7,366	$—	$—
Ship mortgage notes and premium	$571,597	$571,597	$—	$—
Other long-term debt(1)	$441,233	$—	$441,233	$—
Due from related parties, long-term(2)	$80,646	$—	$80,646	$—

(1)	The fair value of the Company’s other long-term debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.
(2)	The fair value of the Company’s long term amounts due from related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 14: LEASES

Chartered-out:

The future minimum contractual lease income (charter-out rates is presented net of commissions) is as follows:

Amount
2018	$75,535
2019	10,837
2020	—
2021	—
2022	—
Thereafter	—
Total minimum lease revenue, net of commissions	$86,372

Revenues from time charters are not generally received when a vessel is off-hire, including time required for scheduled maintenance of the vessel.

NOTE 15: TRANSACTIONS WITH RELATED PARTIES

The Navios Holdings Credit Facilities: On September 19, 2016, Navios Acquisition entered into a $70,000 secured loan facility with Navios Holdings. The loan facility is secured by all of Navios Holdings’ interest in Navios Acquisition and 78.5% of Navios Holdings’ interest in Navios South American Logistics Inc. “Navios Logistics”, representing a majority of the shares outstanding of Navios Logistics. The secured loan facility provided for an arrangement fee of $700, is available for up to five drawings and has a fixed interest rate of 8.75% with a maturity date of November 15, 2018. On November 3, 2017, Navios Holdings prepaid in full the outstanding amount with a payment of $55,132. The prepayment amount consisted of the $50,000 drawn under the facility and $5,132 of accrued interest. As of December 31, 2017 and December 31, 2016, the outstanding receivable balance of $0 and $50,661, respectively, consisted of the drawdown of $50,000 on September 20, 2016 net of the arrangement fee, upon deduction of the applicable expenses for the origination of the loan facility and the accrued interest of $1,240, respectively, included in the consolidated balance sheets under “Due from related parties, long-term”. The arrangement fee was deferred and amortized using the effective interest rate method. Total interest income, including amortization of deferred fees, for the year ended December 31, 2017 and December 31, 2016 amounted to $4,471 and $1,319, respectively.

In March 2016, Navios Acquisition entered into the $50,000 Revolver with Navios Holdings, which was available for multiple drawings up to a limit of $50,000. The Revolver had a margin of LIBOR plus 300bps and a maturity until December 2018. On April 14, 2016, Navios Acquisition and Navios Holdings announced that the Revolver was terminated. No borrowings had been made under the Revolver.

On November 11, 2014, Navios Acquisition entered into a short term credit facility with Navios Holdings pursuant to which Navios Acquisition may borrow up to $200,000 for general corporate purposes. The loan provided for an arrangement fee of $4,000 and bore a fixed interest of 600 bps. On November 13, 2014, the Company drew an amount of $169,650 from the facility. The facility matured and was fully repaid by December 29, 2014.

In 2010, Navios Acquisition entered into a $40,000 credit facility with Navios Holdings, which matured in December 2015. The facility was available for multiple drawings up to a limit of $40,000 and had a margin of LIBOR plus 300 basis points. As of its maturity date, December 31, 2015, all amounts drawn had been fully repaid.

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.0 per MR2 product tanker and chemical tanker vessel; (b) $7.0 per LR1 product tanker vessel; and (c) $9.5 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6.35 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) $9.5 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Total management fees for each of the years ended December 31, 2017, 2016 and 2015 amounted to $94,973, $97,866 and $95,336, respectively.

Included in direct vessel expenses is an amount of $730 for the year ended December 31, 2016, that was incurred for specialized work performed in connection with certain vessels of our fleet.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

For each of the years ended December 31, 2017, 2016 and 2015 the expense arising from administrative services rendered by Navios Holdings amounted to $9,000, $9,427 and $7,608, respectively.

Balance due from related parties (excluding Navios Europe I, Navios Europe II and Navios Holdings Credit Facility): Balance due from related parties as of December 31, 2017 and December 31, 2016 was $18,036 and $25,760, respectively, and included the short-term and long-term amounts due from Navios Holdings and Navios Midstream. The balances mainly consisted of administrative expenses and special survey and dry docking expenses for certain vessels of our fleet, as well as management fees, in accordance with the Management Agreement.

Balance due to related parties, short-term: Amounts due to related parties, short-term as of December 31, 2017 and December 31, 2016 was $17,107 and $0, respectively, and mainly consisted of backstop commitments and other payables to Navios Midstream. In the first quarter of 2018, Navios Acquisition paid to Navios Midstream the amount of $16,391 concerning the backstop commitment.

Omnibus Agreements

Acquisition Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Acquisition Omnibus Agreement”) with Navios Holdings and Navios Partners in connection with the closing of Navios Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter-in drybulk carriers under specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries grant to Navios Holdings and Navios Partners a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels they might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the existing terms of any charter or other agreement with a counterparty; or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

Midstream Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Midstream Omnibus Agreement”), with Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Midstream, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years without the consent of the Navios Midstream General Partner. The Midstream Omnibus Agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the Midstream Omnibus Agreement, Navios Midstream and its subsidiaries will grant to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to Navios Midstream for any of the VLCCs,

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years it might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party, or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Containers Omnibus Agreement: In connection with the Navios Maritime Containers Inc. (“Navios Containers”) private placement and listing on the Norwegian over-the-counter market effective June 8, 2017, Navios Acquisition entered into an omnibus agreement with Navios Containers, Navios Midstream, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop Agreement: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in the first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings, as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates. The Company has recognized a liability of $16,391 ($0 for the same period in 2016), under “Time charter and voyage expenses” in the consolidated statements of operations for the year ended December 31, 2017, which the Company believes represents a reasonable estimate of the loss for the backstop agreements. In 2018 the Company paid to Navios Midstream the amount of $11,489. The backstop commitment for Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

Navios Midstream General Partner Option Agreement with Navios Holdings: Navios Acquisition entered into an option agreement, dated November 18, 2014, with Navios Holdings under which Navios Acquisition grants Navios Holdings the option to acquire any or all of the outstanding membership interests in Navios Midstream General Partner and all of the incentive distribution rights in Navios Midstream representing the right to receive an increasing percentage of the quarterly distributions when certain conditions are met. The option shall expire on November 18, 2024. Any such exercise shall relate to not less than twenty-five percent of the option interest and the purchase price for the acquisition of all or part of the option interest shall be an amount equal to its fair market value.

Option Vessels: In connection with the IPO of Navios Midstream, Navios Acquisition granted options to Navios Midstream, exercisable until November 18, 2016, to purchase seven VLCCs (two of which, the Nave Celeste and the C. Dream were sold to Navios Midstream in June 2015 pursuant to such option) from Navios Acquisition at fair market value. On October 25, 2016, Navios Acquisition extended the option periods on three of the five remaining VLCCs, the Nave Buena Suerte, the Nave Neutrino and the Nave Electron, for an additional two-year period expiring on November 18, 2018. The purchase options pursuant to the extended period do not include any backstop commitments from Navios Acquisition.

Sale of C. Dream and Nave Celeste: On June 18, 2015, Navios Acquisition sold the vessel-owning subsidiaries of the C. Dream and the Nave Celeste to Navios Midstream for a sale price of $100,000 in total. Out of the $100,000 purchase price, $73,000 was paid in cash and the remaining amount was paid through the issuance of 1,592,920 subordinated Series A Units of Navios Midstream. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner, in order for the General Partner to maintain its 2.0% general partnership interest, for $551.

The Company recognized its incremental investment in Navios Midstream, which amounted to $27,665 under “Investment in affiliates”. The investment was recognized at fair value at $17.02 per unit. The incremental investment included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets at the transaction date, which amounted to $2,554. Of this difference an amount of $(72) was allocated to the intangibles assets and $2,626 was allocated to the tangible assets. This difference is amortized through “Equity/ (loss) in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The transaction resulted in a gain on sale of $14,742, of which $5,771 was recognized at the time of sale in the statements of operations under “Gain on sale of vessels” and the remaining $8,971 representing profit of Navios Acquisition’s 60.9% interest in Navios Midstream has been deferred under “Deferred gain on sale of assets” and is being amortized over the vessels’ remaining useful life or until the vessels are sold. Subsequently, the deferred gain is amortized to income over the remaining useful life of the vessel. The recognition of the deferred gain is accelerated in the event that (i) the vessel is subsequently sold or otherwise disposed of by Navios Midstream or (ii) the Company’s ownership interest in Navios Midstream is reduced.

In connection with the public offerings of common units by Navios Midstream, a pro rata portion of the deferred gain is released to income upon dilution of the Company’s ownership interest in Navios Midstream. As of December 31, 2017 and 2016, the unamortized deferred gain for all vessels and rights sold totaled $7,708 and $8,823, respectively, of which an amount of $979 and $994, respectively, was included in “Deferred revenue”. For the years ended December 31, 2017, 2016 and 2015 Navios Acquisition recognized $1,116, $159 and $11 of the deferred gain, respectively, in “Equity/ (loss) in net earnings of affiliated companies”.

Participation in offerings of affiliates: On July 29, 2016, Navios Midstream launched a continuous offering sales program of its common units for an aggregate offering of up to $25,000. (Refer also to Note 8 “Investment in affiliates”).

On September 30, 2016, December 30, 2016, February 16, 2017 and May 5, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 5,655, 1,143, 6,446 and 412 general partnership interests, respectively, for a consideration of $75, $14, $79 and $5, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous offering sales program.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $54 and $246 was recognized in “Equity/ (loss) in net earnings of affiliated companies” for the years ended December 31, 2017 and December 31, 2016, respectively.

Balance due from Navios Europe I: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements. See Note 8 for the Investment in Navios Europe I.

Balance due from Navios Europe I as of December 31, 2017 amounted to $19,397 (December 31, 2016: $12,301) which included the Navios Revolving Loans I of $11,770 (December 31, 2016: $7,125), the non-current amount of $3,174 (December 31, 2016: $2,231) related to the accrued interest income earned under the Navios Term Loans I under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans I of $4,453 (December 31, 2016: $2,945) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans I and the Navios Term Loans I earn interest and an annual preferred return, respectively, at 12.7% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2017, there was no amount undrawn under the Navios Revolving Loans I.

Balance due from Navios Europe II: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $43,500 to fund working capital requirements. In March 2017, the availability under the Navios Revolving Loans II was increased by $14,000. See Note 8 for the Investment in Navios Europe II.

Balance due from Navios Europe II as of December 31, 2017 amounted to $31,091 (December 31, 2016: $16,393) which included the Navios Revolving Loans II of $20,662 (December 31, 2016: $11,602), the non-current amount of $3,750 (December 31, 2016: $2,050) related to the accrued interest income earned under the Navios Term Loans II under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans II of $6,679 (December 31, 2016: $2,741) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans II and the Navios Term Loans II earn interest and an annual preferred return, respectively, at 18% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2017, the amount undrawn under the Navios Revolving Loans II was $15,003, of which Navios Acquisition may be required to fund an amount ranging from $0 to $15,003.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 16: COMMITMENTS AND CONTINGENCIES

On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates. The backstop commitment for Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the sale of the latter to Navios Midstream in March 2018.

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

NOTE 17: PREFERRED AND COMMON STOCK

Preferred Stock

Series A Convertible Preferred Stock

On September 17, 2010, Navios Acquisition issued 3,000 shares of the Company’s authorized Series A Convertible Preferred Stock to an independent third party as a consideration for certain consulting and advisory fees related to the VLCC acquisition. The preferred stock has no voting rights, is only convertible into shares of common stock and does not participate in dividends until such time as the shares are converted into common stock. On January 6, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of puttable common stock and paid cash of $1,000 to the holder upon redemption. The Series A shares of preferred stock were fully converted into 1,200,000 common stock that was issued on March 11, 2016.

Series B Convertible Preferred Stock

On October 29, 2010, Navios Acquisition issued 540 shares of the Company’s authorized Series B Convertible Preferred Stock to the seller of the two LR1 product tankers. The preferred stock contained a 2% per annum dividend payable quarterly starting on January 1, 2011 and upon declaration by the Company’s Board commenced payment on March 31, 2011. The preferred stock did not have any voting rights. On June 30, 2015, 162 shares of Series B Convertible Preferred Stock (being 30% of the 540 shares originally issued), with nominal value of $10 per share, were mandatorily converted into 64,800 shares of common stock at a conversion ratio of 1:25. On October 27, 2015, the remaining 378 shares of Series B Convertible Preferred Stock (being 70% of the 540 shares originally issued), with nominal value of $10 per share, were converted into 108,000 shares of common stock at a conversion ratio of 1:35.

Series C Convertible Preferred Stock

On March 30, 2011, pursuant to an Exchange Agreement Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 non-voting Series C Convertible Preferred Stock of Navios Acquisition. Each holder of shares of Series C Convertible Preferred Stock shall be entitled at their option at any time, after March 31, 2013 to convert all or any of the outstanding shares of Series C Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined by multiplying each share of Series C Convertible Preferred Stock to be converted by 7,676, subject to certain limitations. Upon the declaration of a common stock dividend, the holders of the Series C Convertible Preferred Stock are entitled to receive dividends on the Series C Convertible Preferred Stock in an amount equal to the amount that would have been received in the number of shares of Common Stock into which the Shares of Series C Convertible Preferred Stock held by each holder thereof could be converted. For the purpose of calculating earnings / (loss) per share this preferred stock is treated as in-substance common stock and is allocated income / (losses) and considered in the diluted calculation.

The Company was authorized to issue up to 10,000,000 shares of $0.0001 par value preferred stock in total with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of each of December 31, 2017 and December 31, 2016 the Company’s issued and outstanding preferred stock consisted of the 1,000 Series C Convertible Preferred Stock.

Series D Convertible Preferred Stock

On each of August 31, 2012, October 31, 2012, February 13, 2013 and April 24, 2013, Navios Acquisition issued 300 shares of its authorized Series D Convertible Preferred Stock (nominal and fair value $3,000) to a shipyard, in partial settlement of the purchase price of each of the newbuilding LR1 product tankers, Nave Cassiopeia, Nave Cetus, Nave Atropos and Nave Rigel. The preferred stock includes a 6% per annum dividend payable quarterly, starting one year after delivery of each vessel. The Series D Convertible Preferred Stock mandatorily converted into shares of common stock 30 months after issuance at a price per share of common stock equal to $10.00. During 2015, Navios Acquisition redeemed, at certain dates through the holder’s put option, 400 shares of the Series D Convertible Preferred Stock and paid cash of $4,000 in total to the holder upon redemption. As a result of the redemptions, no shares of series D Convertible Preferred Stock are outstanding.

In addition at certain dates in 2015, 800 shares of Series D Convertible Preferred Stock were mandatorily converted into 800,000 shares of common stock. In conjunction with these conversions, the 800,000 shares of common stock were reclassified to puttable common stock within temporary equity, as a result of an embedded put option of the holder for up to 30 months after the conversion date.

As of each of December 31, 2017 and December 31, 2016, no shares of Series D Convertible Preferred Stock were outstanding

Common Stock and puttable common stock

As of December 31, 2017 and December 31, 2016, the following shares of puttable common stock were outstanding:

	Puttable Common Stock
	Number of common shares	Amount
Balance at December 31, 2015	650,000	$6,500
Redemption of 400,000 shares of the puttable common stock	(400,000)	(4,000)
Balance at December 31, 2016	250,000	$2,500
Redemption of 250,000 shares of the puttable common stock	(250,000)	(2,500)
Balance at December 31, 2017	—	—

Pursuant to an Exchange Agreement entered into on March 30, 2011, Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 non-voting shares of Series C Convertible Preferred Stock of Navios Acquisition.

On March 2, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock and on April 24, 2015, 25,000 shares of such puttable common stock were redeemed for $250.

On April 30, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock.

On June 30, 2015, 162 shares of Series B Convertible Preferred Stock were converted into 64,800 shares of common stock.

On July 15, 2015, Navios Acquisition redeemed, through the holder’s put option, 50,000 shares of the puttable common stock and paid $500 to the holder upon redemption.

On August 13, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock.

On October 2, 2015, Navios Acquisition redeemed, through the holder’s put option, 75,000 shares of the puttable common stock and paid $750 to the holder upon redemption.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On October 26, 2015, 200 shares of the Series D Convertible Preferred Stock were converted into 200,000 shares of puttable common stock.

On October 27, 2015, 378 shares of Series B Convertible Preferred Stock were mandatorily converted into 108,000 shares of common stock.

Under the share repurchase program, for up to $50,000, approved and authorized by the Board of Directors, Navios Acquisition has repurchased 2,704,752 shares for a total cost of approximately $9,904, as of December 31, 2015. The share repurchase program expired in December 2016.

On January 6, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On March 11, 2016, 1,200,000 shares of common stock were issued as a result of the conversion of 3,000 shares of Series A Convertible Preferred Stock.

On April 1, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On July 1, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On October 3, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On January 17, 2017, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of puttable common stock and paid cash of $1,000 to the holder upon redemption.

On May 8, 2017, Navios Acquisition redeemed, through the holder’s put option, 75,000 shares of puttable common stock and paid cash of $750 to the holder upon redemption.

On August 8, 2017, Navios Acquisition redeemed, through the holder’s put option, 50,000 shares of puttable common stock and paid cash of $500 to the holder upon redemption.

On October 2, 2017, Navios Acquisition redeemed, through the holder’s put option, 25,000 shares of puttable common stock and paid cash of $250 to the holder upon redemption. After this redemption there are no shares of puttable common stock outstanding.

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

As of December 31, 2017, the Company was authorized to issue 250,000,000 shares of $0.0001 par value common stock of which 152,107,905 were issued and outstanding.

Stock based compensation

In October 2013, Navios Acquisition authorized and issued to its directors in the aggregate of 2,100,000 restricted shares of common stock and options to purchase 1,500,000 shares of common stock having an exercise price of $3.91 per share and an expiration term of 10 years. These awards of restricted common stock and stock options are based on service conditions only and vest ratably over a period of three years (33.33% each year). The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the common stockholders of the company. The fair value of restricted stock was determined by reference to the quoted stock price on the date of grant of $3.99 per share (or total fair value of $8,379).

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The fair value of stock option grants was determined with reference to the option pricing model, and principally adjusted Black- Scholes models, using historical volatility, historical dividend yield, zero forfeiture rate, risk free rate equal to 10-year U.S. treasury bond and the simplified method for determining the expected option term since the Company did not have sufficient historical exercise data upon which to have a reasonable basis to estimate the expected option term. The fair value of stock options was calculated at $0.79 per option (or $1,188). Compensation expense is recognized based on a graded expense model over the vesting period of three years from the date of the grant.

The effect of compensation expense arising from the stock based arrangements described above amounted to $0, $864 and $2,362 for the years ended December 31, 2017, 2016 and 2015, respectively, and was reflected in general and administrative expenses on the statements of operations. The recognized compensation expense for the year was presented as an adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows.

With respect to the October 2013 grants, there were no restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

On October 24, 2016, 2015 and 2014, 700,005, 700,001 and 699,994 shares of restricted stock, respectively, were vested. Accordingly, there were no unvested restricted shares outstanding as of December 31, 2017 and December 31, 2016.

On each of October 24, 2016, 2015 and 2014, 500,000 stock options were vested. Accordingly, there were no unvested stock options outstanding and non-vested as of December 31, 2017 and December 31, 2016.

The weighted average contractual life of stock options outstanding as of December 31, 2017 was 5.8 years.

In December 2017, Navios Acquisition authorized and issued in the aggregate 1,774,915 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years.

The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the stock holders of the company. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant of $1.18 per share (or total fair value of $2,094).

Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the stock-based arrangements described above amounts to $57, as of December 31, 2017, and it is reflected in general and administrative expenses on the statement of operations. The recognized compensation expense for the year is presented as adjustment to reconcile net (loss)/ income to net cash provided by operating activities on the statements of cash flows.

There were no restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2017.

Restricted Shares outstanding and not vested amounted to 1,774,915 shares as of December 31, 2017.

The estimated compensation cost relating to service conditions of non-vested restricted stock, not yet recognized was $2,038 as of December 31, 2017 and is expected to be recognized over the weighted average contractual life of stock options of 4.0 years.

NOTE 18: SEGMENT INFORMATION

Navios Acquisition reports financial information and evaluates its operations by charter revenues. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

The following table sets out operating revenue by geographic region for Navios Acquisition’s reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Tanker vessels operate worldwide. Revenues from specific geographic regions which contribute over 10% of total revenue are disclosed separately.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Revenue by Geographic Region

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Asia	$140,177	$179,256	$208,690
Europe	34,653	40,237	40,147
United States	52,458	70,752	64,559
Total Revenue	$227,288	$290,245	$313,396

NOTE 19: EARNINGS/ (LOSS) PER COMMON SHARE

Earnings/ (loss) per share is calculated by dividing net income attributable to common stockholders by the weighted average number of shares of common stock of Navios Acquisition outstanding during the period.

Net (loss)/ income for the years ended December 31, 2017, 2016 and 2015 was adjusted for the purposes of earnings/(loss) per share calculation, for the dividends on Series B Preferred Shares, Series D preferred shares, restricted shares and for the undistributed loss/ (income) that is attributable to Series C preferred stock.

	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Numerator:
Net (loss)/ income	$(78,899)	$62,878	$89,737
Less:
Dividend declared on preferred shares Series B	—	—	(78)
Dividend declared on preferred shares Series D	—	—	(281)
Dividend declared on restricted shares	(89)	(105)	(245)
Undistributed loss/ (income) attributable to Series C participating preferred shares	3,835	(3,058)	(4,337)
Net (loss)/ income attributable to common stockholders, basic	$(75,153)	$59,715	$84,796
Plus:
Dividend declared on preferred shares Series B	—	—	78
Dividend declared on preferred shares Series D	—	—	281
Dividend declared on restricted shares	—	105	245
Net (loss)/ income attributable to common stockholders, diluted	$(75,153)	$59,820	$85,400
Denominator:
Denominator for basic net (loss)/ income per share — weighted average shares	150,412,031	149,932,713	150,025,086
Series A preferred stock	—	232,787	1,200,000
Series B preferred stock	—	—	156,893
Series D preferred stock	—	—	647,758
Restricted shares	—	570,656	1,270,658
Denominator for diluted net (loss)/ income per share — adjusted weighted average shares	150,412,031	150,736,156	153,300,395
Net (loss)/ income per share, basic	$(0.50)	$0.40	$0.57
Net (loss)/ income per share, diluted	$(0.50)	$0.40	$0.56

Potential common shares of 9,267,640, for the year ended December 31, 2017 (which includes Series C Preferred Stock, stock options and restricted shares), 9,176,000, for the years ended December 31, 2016 (which includes Series C Preferred Stock and stock options) and December 31, 2015 (which includes Series S Preferred Stock and stock options) have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) and are therefore excluded from the calculation of diluted earnings per share.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 20: INCOME TAXES

Marshall Islands, Cayman Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of these countries, the countries of incorporation of the Company and its subsidiaries and /or vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel. In case that tonnage tax and/or similar taxes/duties are paid to the vessel’s flag state, these are deducted from the amount of the duty to be paid in Greece. The amount included in Navios Acquisition’s statements of operations for each of the years ended December 31, 2017 and 2016, related to the Greek Tonnage tax was $616 and $612, respectively.

Pursuant to Section 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the Navios Acquisition’s ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations becoming finalized in their current form, the management of Navios Acquisition believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Acquisition, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s shares, but no assurance can be given that this will remain so in the future.

NOTE 21: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-09, “Compensation — Stock Compensation (Topic 718)”. This update provides clarity and reduces both diversity in practice and cost and complexity when applying the guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. The amendments in this update affect any entity that changes the terms or conditions of a share-based payment award and are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for public business entities for reporting periods for which financial statements have not yet been issued and all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this update should be applied prospectively to an award modified on or after the adoption date. The adoption of this new accounting standard is not expected to have material impact on the Company’s results of operations, financial position or cash flows.

In February 2017, FASB issued ASU 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20)”. This update clarifies the scope of Subtopic 610-20 “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets” and provides guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments in ASU 2017-05 are effective at the same time as the amendments in ASU 2014-09. Therefore, for public entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The adoption of this new standard is not expected to have material impact on the Company’s results of operations, financial position or cash flows.

In January 2017, the FASB issued ASU 2017-03 “Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323)”. The ASU amends the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The SEC guidance that specifically relates to our consolidated financial statement was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, on revenue (ASU 2014-09), leases (ASU 2016-02) and credit losses on financial instruments (ASU 2016-13) in accordance with SAB Topic 11.M. Registrants are

NAVIOS MARITIME ACQUISITION CORPORATION

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(Expressed in thousands of U.S. Dollars except share and per share data)

required to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of each of the three new standards. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In December 2016, FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers”. The amendments in this ASU affect narrow aspects of the guidance issued in ASU 2014-09, which is not yet effective, and are of a similar nature to the items typically addressed in the Technical Corrections and Improvements project. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”, defers the effective date of Update 2014-09 by one year, as noted below.

In November 2016, FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. This update addresses the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Retrospective transition method is required. Early adoption is permitted for all entities. The Company currently presents changes in restricted cash and cash equivalents depending on the nature of the cash flow within the consolidated statement of cash flows. The new guidance will not impact financial results, but will result in a change in the presentation of restricted cash and cash equivalents within the statement of cash flows. The Company currently plans to adopt this guidance from January 1, 2018.

In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. This update was adopted as from January 1, 2018 and applied on a retrospective basis. The Company has assessed each of the eight specific presentation issues and the adoption of this ASU does not have a material impact on the Company’s consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This standard requires entities to measure all expected credit losses of financial assets held at a reporting date based on historical experience, current conditions, and reasonable and supportable forecasts in order to record credit losses in a more timely matter. ASU 2016-13 also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted for interim and annual periods beginning after December 15, 2018. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 will apply to both capital (or finance) leases and operating leases. According to ASU 2016-02, lessees will be required to recognize assets (right of use) and liabilities (lease liabilities) on the balance sheet for both types of leases, capital (or finance) leases and operating leases, with terms greater than 12 months. ASU 2016 – 02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. This guidance requires companies to identify lease and non-lease components of a lease agreement. Lease components relate to the right to use the leased asset and non-lease components relate to payments for goods or services that are transferred separately from the right to use the underlying asset. Total lease consideration is allocated to lease and non-lease components on a relative standalone basis. The recognition of revenues related to lease components will be governed by ASC 842 while revenue related to non-lease components will be subject to ASC 606.

In January 2018, the FASB issued a proposed amendment to ASU 842, Leases, that would provide an entity the optional transition method to initially account for the impact of the adoption with a cumulative adjustment to accumulated deficit on the effective date of the ASU, January 1, 2019 rather than January 1, 2017, which would eliminate the need to restate amounts presented prior to January 1, 2019. In addition, this proposed amendment, lessors can elect, as a practical expedient, not to allocate the total consideration to lease and non-lease components based on their relative standalone selling prices. If adopted, this practical expedient will allow lessors to elect a combined single lease component presentation if (i) the timing and pattern of the revenue recognition of the combined single lease component is the same, and (ii) the related lease component and, the combined single lease component would be classified as an operating lease. ASC 842 provides practical expedients that allow entities to not (i) reassess whether any expired or existing contracts are considered or contain leases; (ii) reassess the lease classification for any expired or existing leases; and (iii) reassess initial direct costs for any existing leases.

On March 28, the FASB tentatively approved the new practical expedient for lessors adopting the new leases standard.

NAVIOS MARITIME ACQUISITION CORPORATION

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(Expressed in thousands of U.S. Dollars except share and per share data)

The Company plans to early adopt the requirements of ASU 842, Leases, effective from January 1, 2018 and will elect the use of the practical expedients. Also, the Company plans to elect the transition method for adoption as described above.

The Company is continuing its assessment of this ASU. Based on a preliminary assessment, the Company is expecting that the adoption will not have a material effect on its financial statements since the Company is primarily a lessor and the changes are fairly minor. If the proposed practical expedient mentioned above will be adopted and elected, and therefore good and services embedded in the charter contract that qualify as non-lease components will be combined under a single lease component presentation. However, without the proposed practical expedient, the Company expects that it will continue to recognize the lease revenue component using an approach that is substantially equivalent to existing guidance. The components of the charter hire that are categorized as lease components will generally be a fixed rate per day with revenue recognized straight line over the lease contract. Other goods and services that are categorized as non-lease components will be recognized at either a point in time or over time based on the pattern of transfer of the underlying goods or services to our charterers.

The Company is continuing its assessment of other miscellaneous leases and may identify additional impacts this guidance will have on its consolidated financial statements and disclosures. The Company currently does not have any other miscellaneous leases that are greater than 12 months and the Company is the lessee that would be impacted by the adoption of this standard.

In January 2016, FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in this ASU require an entity (i) to measure equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) at fair value with changes in fair value recognized in net income; (ii) to perform a qualitative assessment to identify impairment in equity investments without readily determinable fair values; (iii) to present separately in other comprehensive income the fair value of a liability resulting from a change in the instrument-specific credit risk; and (iv) to present separately financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet. The amendments also eliminate the requirement, for public business entities, to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost on the balance sheet and clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this new standard is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts with Customers”, clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 for all entities by one year. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The Company will adopt the standard as of January 1, 2018 utilizing the modified retrospective approach and is expecting that the adoption will not have an effect on its financial statements since the Company has chartered its vessels since inception in time charter agreements and in this respect revenue is accounted under ASC 840 Leases. The Company also operates certain of its vessels under voyage contracts, contracts for which currently revenue is recognized ratably from when a vessel becomes available for loading to the completion of the discharge of the current cargo, provided an agreed non-cancelable charter between the Company and the charterer is in existence. Upon adoption, the Company will recognize revenue ratably from the vessel’s arrival at the loading port, as applicable under the contract, to when the charterer’s cargo is discharged as well as defer costs that meet the definition of “costs to fulfill a contract” and relate directly to the contract. The estimated impact of the adoption of this standard is expected to be a minimal change in operating revenues and expenses and net income/ (loss).

NOTE 22: SUBSEQUENT EVENTS

On January 26, 2018, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2017 of $0.02 per share of common stock which was paid on March 27, 2018 to stockholders of record as of March 22, 2018. The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In February 2018, the Board of Directors of Navios Acquisition authorized a stock repurchase program for up to $25,000 of Navios Acquisition’s common stock, for two years. Stock repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program will be determined by management based upon market conditions and other factors. Repurchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require any minimum repurchase or any specific number or amount of shares of common stock and may be suspended or reinstated at any time in Navios Acquisition’s discretion and without notice. The Board of Directors will review the program periodically. Repurchases will be subject to restrictions under Navios Acquisition’s credit facilities and indenture. As of March 31, 2018, the Company has repurchased 5,166,544 shares of common stock, for a total cost of approximately $4,242, out of which 5,021,764 shares of common stock have been cancelled.

On March 15, 2018, Navios Acquisition agreed to sell to Navios Midstream the Nave Galactic, a 2009 built VLCC vessel of 297,168 dwt, for a total sale price of $44,500 the delivery of which completed on March 29, 2018. As of March 31, 2018, the estimated loss due to the sale is expected to be approximately $340. In March 2018, Navios Acquisition agreed to extend the charter rate backstop of the Shinyo Kannika to the Nave Galactic.